Exhibit 10-P-14
Performance-Based Restricted Stock Units (RSUs) Description
for [2007] Performance Period
Executive Compensation & Benefits
(Formerly referred to as Performance Stock Rights (PSRs))
Issued: March      , [2007]
What are Restricted Stock Units (RSUs)?
RSUs are phantom shares of Ford common stock that are paid out in actual shares following a specified performance and/or restriction period. Performance-based RSUs give you the opportunity to earn a number of RSUs (final award) over a specified performance period, based on the achievement of certain performance objectives. Any RSUs awarded to you convert to bonafide shares of Ford Common Stock after a specified, time-based restriction period.
Because RSUs are not “real” shares until the restriction period ends, you will not be eligible to vote the shares, nor are the shares registered in your name.
RSUs are different from a stock option grant that gives you the right to purchase shares of Ford stock at a specified price during a certain time period.
Who is eligible to receive Performance-Based RSUs and when are they awarded?
LL1 employees are eligible to be considered for performance-based RSU opportunity grants in March of each year. The Company’s grant to an employee of a performance-based RSU is not an element of the employee’s compensation. Any final award does not entitle an employee to any further grants in the future and the Company does not guarantee that benefits under the 1998 Long-Term Incentive Plan will have a particular value or be granted to the employee in the future.
How do performance-based RSUs work?
Performance-based RSUs have a one-year performance period after which a final award, if any, is determined based on the Company’s performance on specific metrics applicable to the grant.
At the beginning of each performance period, management recommends a performance-based RSU opportunity grant based on your expected future contributions to Ford’s success. The one-year performance period begins in January of the year of the grant and ends in December of the year of the grant. For example, the performance period for the March [2007] grant is from January [2007] through December [2007].
Each metric is weighted toward the total final award determination. Metrics for the performance-based RSUs covering the January [2007] — December [2007] performance period include pre-tax profits (both total and business unit), total Automotive operating-related cash flow, business unit cost performance, market share, and quality. The performance goals and weightings for each metric are the same as those used under the Annual Incentive Compensation Plan for the applicable performance period.

How are the final awards calculated?
Following the end of the one-year period, performance results are evaluated against the initial objectives, and it is determined whether a final award will be made. Payouts can range from 0% to 100% of the initial target amount, depending on Company performance on the metrics. For [2007], the goals for pre-tax profit and Automotive operating-related cash flow have a minimum threshold that must be met in order to receive credit for that metric. For each of these metrics, the minimum threshold is [80%] of the related objective.
Any final award is issued in the form of RSUs having a [one/two/three-year] restriction period and will be determined by the Compensation Committee of the Board of Directors. An account showing the RSU final award will be set up in your name. At the end of the restriction period, the RSUs are converted to actual shares of Ford common stock, less shares withheld to cover any tax liability on the value of the award. The shares carry all associated rights including voting rights and the right to any dividend payments.
Performance-based RSUs are subject to the terms and conditions described herein and in the Company’s 1998 Long-Term Incentive Plan.
Will I receive dividends or equivalents on my performance-based RSU grant?
Dividend equivalents will not be paid on your performance-based RSU grant either during the performance period or during the restriction period. Dividends will begin after any RSU final award converts to actual shares of Ford common stock, if the Company is paying dividends on common stock.
What happens to my grant if I leave the Company during the one-year performance period or before the [one/three-year] restriction is over?
If you leave the Company for reasons of voluntary quit, discharge, or release in the best interest of the Company, your grant will be cancelled and you will forfeit the grant opportunity.
If your employment with the Company terminates before the one-year performance period is over for any reason other than voluntary quit, discharge, or release in the best interest of the Company, and your termination date is at least six months after the grant of your RSU opportunity, you will be eligible to be considered for a pro-rated award, based on the number of full months worked during the performance period. Final awards are determined at the discretion of the Compensation Committee of the Board of Directors.
Are there any other conditions related to the RSU awards?
There are several other conditions that you should be aware of:
1)	You must refrain from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary thereof. In the event of non-fulfillment of this condition, your rights in the RSU grant, including the right to have any final award converted to real shares of Ford stock at the end of the applicable restriction period, will be forfeited and cancelled.
2)	Your rights in the RSUs, including the right to have any final award converted to real shares of Ford Stock at the end of the applicable restriction period, will be forfeited and cancelled if it is determined that you have acted in a manner inimical to the best interests of the Company.

3)	Your RSUs are subject to the terms and conditions described herein and in the Company’s 1998 Long-Term Incentive Plan.
* The FMV is the average of the high and low price of Ford Common Stock trading on the New York Stock Exchange on the applicable date.